EXHIBIT 1

Land and Buildings Announces Release of ‘Restore MGM’ Video

Stamford, CT (May 6, 2015) – Land and Buildings today announced the release of a video narrative detailing why Land and Buildings believes there is an urgent need for change at MGM Resorts International (NYSE: MGM) (“MGM”) (“The Company”), and how the MGM Board has failed to address the issues that have plagued the Company’s performance. The video can be seen at: www.RestoreMGM.com.

Topics addressed in the video include:

•	MGM’s Underperformance – The Company has underperformed its peer group by 453% since Jim Murren became Chairman and CEO in 2008[i]. Over these seven years MGM has incurred numerous impairment losses, while its peers have prospered in comparison.

•	May Be Repeating the Same Mistakes – MGM has a track record of bad capital allocation decisions that have hurt shareholders, in our view, with the CityCenter development the most striking, but not only, example reflected in the $2 billion of impairments the Company has recorded unrelated to CityCenter since 2009 (e.g. land on Renaissance Pointe in Atlantic City). Even though this highly leveraged approach had the Company teetering on the brink of bankruptcy in 2009, MGM is currently driving debt levels even higher as it undertakes $5 billion in new developments.

•	The Safe Bet to Fix MGM – The 2015 election of directors presents a fresh choice. Land and Buildings has put together a slate of new director nominees who we believe have the expertise needed to fix MGM:
o	Matt Hart, former President and COO at Hilton Hotels Corporation
o	Richard Kincaid, former CEO of Equity Office Properties Trust
o	Mark Weisman, former CFO of Oppenheimer
o	Jonathan Litt, the Founder and CIO of Land and Buildings

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About Land and Buildings:

Land and Buildings is a registered investment manager specializing in publicly traded real estate and real estate related securities. Land and Buildings seeks to deliver attractive risk adjusted returns by opportunistically investing in securities of global real estate and real estate related companies, leveraging its investment professionals' deep experience, research expertise and industry relationships.

Investor Contact:

Scott Winter / Jonathan Salzberger

Innisfree M&A Incorporated

212-750-5833

Media Contact:
Elliot Sloane / Dan Zacchei

Sloane & Company

212-486-9500

Esloane@sloanepr.com or

Dzacchei@sloanepr.com

LAND & BUILDINGS CAPITAL GROWTH FUND, L.P., LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC AND JONATHAN LITT (COLLECTIVELY, "LAND & BUILDINGS") AND MATTHEW J. HART, RICHARD KINCAID AND MARC A. WEISMAN (TOGETHER WITH LAND & BUILDINGS, THE "PARTICIPANTS") FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON APRIL 16, 2015 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF MGM RESORTS INTERNATIONAL (THE "COMPANY") FOR USE AT THE COMPANY'S 2015 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, INNISFREE M&A INCORPORATED, LAND & BUILDING'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST.

[i] Gaming peers consist of all publicly traded casino companies disclosed in MGM’s 2015 proxy peers excluding Caesars, which filed for Chapter 11 bankruptcy earlier this year: BYD, LVS, PENN, PNK, WYNN. Lodging peers consist of a subset of MGM's 2015 proxy peers that are focused in higher chain-scale and vacation destinations: HLT, H, MAR, HOT.